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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)

                 INFORMATION TO BE INCLUDED IN STATEMENTS FILED
        PURSUANT TO RULES 13d-1(b), (c) AND (d) AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)

                               (AMENDMENT NO. 1 )1


                     TICKETMASTER ONLINE - CITYSEARCH, INC.

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                                (Name of Issuer)

                              Class B Common Stock
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                         (Title of Class of Securities)

                                  88 633 P 20 3
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                                 (CUSIP Number)

                                 August 19, 1999
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             (Date of Event Which Requires Filing of this Statement)


         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

                 [ ]    Rule 13d-1(b)
                 [ ]    Rule 13d-(c)
                 [X]    Rule 13d-1(d)

--------------------------


         1 The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.


         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                                   Page 1 of 5

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CUSIP No. 88 633 P 20 3               13G                 Page  2  Of  5  Pages
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1.        NAME OF REPORTING PERSONS

          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          The Times Mirror Company
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-----------------------------------------------------------------------------
2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP               (a) [ ]
                                                                         (b) [ ]


          Not applicable.
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3.        SEC USE ONLY


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4.        CITIZENSHIP OR PLACE OF ORGANIZATION

          DELAWARE

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                       5.      SOLE VOTING POWER

                               557,520
      NUMBER OF
                      ----------------------------------------------------------
        SHARES         6.      SHARED VOTING POWER

     BENEFICIALLY              0

       OWNED BY       ----------------------------------------------------------
                       7.      SOLE DISPOSITIVE POWER
         EACH
                               557,520
      REPORTING
                      ----------------------------------------------------------
        PERSON         8.      SHARED DISPOSITIVE POWER

         WITH                  0

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9.        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          557,520

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10.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES              [ ]
          CERTAIN SHARES*

          Not applicable.

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11.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          4.0%

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12.       TYPE OF REPORTING PERSON*

          CO (CORPORATION)

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                      *SEE INSTRUCTIONS BEFORE FILLING OUT!



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CUSIP No. 88 633 P 20 3               13G                 Page  3  Of  5  Pages
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Item 1.(a)        Name of Issuer:

                           Ticketmaster Online - CitySearch, Inc.

         (b)      Address of Issuer's Principal Executive Offices:

                           790 East Colorado Boulevard, Suite 200,
                           Pasadena, California 91101

Item 2.(a)        Name of Person Filing:

                           The Times Mirror Company

         (b)      Address of Principal Business Office:

                           Times Mirror Square, Los Angeles, California 90053

         (c)      Citizenship:

                           Delaware

         (d)      Title and Class of Securities:

                           Class B Common Stock

         (e)      CUSIP No.:

                           88 633 P 20 3

Item 3. If this statement if filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c), check whether the person filing is an:

                  Not applicable.

Item 4.           Ownership:

         (a)      Amount Beneficially Owned:

                  The Times Mirror Company beneficially owns 557,520 shares of Class A Common Stock which is convertible on a one-for-one basis into shares of Class B Common Stock.

         (b)      Percent of Class:

                  4.0%

         (c) Number of shares as to which such person has:

                  (i)       sole power to vote or to direct the vote:

                                    557,520


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CUSIP No. 88 633 P 20 3               13G                 Page  4  Of  5  Pages
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                  (ii) shared power to vote or to direct the vote:

                                    0

                  (iii) sole power to dispose or to direct the disposition of:

                                    557,520

                  (iv) shared power to dispose or to direct the disposition of:

                                    0

Item 5.           Ownership of Five Percent or Less of a Class:

                           If this statement is being filed to report the fact
                  that as of the date hereof the reporting person has ceased to be a beneficial owner of more than five percent of the class of securities, check the following [x].

Item 6.           Ownership of More than Five Percent on Behalf of Another
                  Person:

                           Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding
                  Company:

                           Not applicable.

Item 8.           Identification and Classification of Members of the Group:

                           Not applicable.

Item 9.           Notice of Dissolution of Group:

                           Not applicable.

Item 10.          Certification.

                           Not applicable.


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CUSIP No. 88 633 P 20 3               13G                 Page  5  Of  5  Pages
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                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth this statement is true, complete and correct.




                                                     THE TIMES MIRROR COMPANY



Date:  August 27, 1999                           By: /s/ Thomas Unterman
                                                     ---------------------------
                                                     Thomas Unterman
                                                     Executive Vice President
                                                     and Chief Financial Officer